NIDA & MALONEY
                         A Limited Liability Partnership
                               800 Anacapa Street
                         Santa Barbara, California 93101
                                 (805) 568-1151
                            Facsimile (805) 568-1955


                                 January 4, 2001


The Plastic Surgery Company
509 E. Montecito Street, 2nd Floor
Santa Barbara, California 93103


     Re: The Plastic Surgery Company - Registration Statement on Form S-8

Ladies and Gentlemen:

     You have requested our opinion with respect to the 2,120,000 shares of common stock (the "Stock Option Shares") of The Plastic Surgery Company, a Georgia corporation (the "Company"), that could be issued upon the exercise of stock options granted, or to be granted, under the 1998 Employee Stock Option Plan, the1999 Non-Employee Director Stock Plan and The Plastic Surgery Company 2000 Stock Compensation Plan (collectively, the "Plans").

     The Stock Option Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.

     We have examined (i) the Company's Articles of Incorporation, as amended and currently in effect, (ii) the Company's Bylaws, as amended to date, (iii) the Plans, (iv) the Registration Statement and (v) the originals or copies, certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have also examined the records of corporate proceedings taken in connection with the adoption of the Plans.

     Based upon the foregoing and in reliance thereon, and subject to compliance with applicable state securities and "blue sky" laws, we are of the opinion that the Stock Option Shares, when offered, sold and paid for pursuant to the exercise of stock options granted pursuant to the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to this firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

     This opinion is rendered solely for your benefit in accordance with the subject transaction and is not to be otherwise used, circulated, quoted or referred to without our prior written consent. We are opining herein only as to the internal (and not the conflict of law) laws of the State of California and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including, without limitation.

                                      Very truly yours,


                                      /S/ NIDA & MALONEY, LLP